Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

October 30, 2014

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen
Manager, Communications	Vice President, Investor Relations
(614) 460-5544	(219) 647-5688
kstammen@nisource.com	rghulen@nisource.com

NiSource Reports Third Quarter 2014 Earnings

•	Net operating earnings on plan for quarter and expected at the upper half of 2014 guidance range

•	Growth project inventory continues to expand at Columbia Pipeline Group

•	Solid execution of modernization, regulatory initiatives at NiSource utilities

•	Previously announced separation on track to occur in mid-2015

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced net operating earnings from continuing operations (non-GAAP) of $45.5 million, or $0.14 per share, for the three months ended September 30, 2014, compared with $57.1 million, or $0.18 per share, for the same period in 2013. Operating earnings for the third quarter (non-GAAP) were $180.3 million compared to $183.7 million in the year-ago period.

On a GAAP basis, NiSource reported income from continuing operations of $31.5 million, or $0.10 per share, for the three months ended September 30, 2014, compared with $49.5 million, or $0.16 per share, for the same period in 2013. Operating income for the third quarter was $157.8 million compared to $176.4 million in the year-ago period. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.

Earnings guidance, capital investments on track

NiSource President and CEO Robert C. Skaggs Jr. said the company's third quarter results were on plan and that it continues to expect to achieve earnings at the upper half of its full-year earnings outlook of $1.61 to $1.71 per share (non-GAAP), and that the company remains on track with its record $2.2 billion capital investment program during 2014.

"During the third quarter, NiSource's business units continued to produce strong financial results while driving solid, steady progress on a broad range of well-established, infrastructure-focused investment strategies," Skaggs said. "That performance has us on track to once again achieve our annual earnings outlook, while delivering on an extensive range of customer and stakeholder focused initiatives."

There will likely be differences between net operating earnings and GAAP earnings. Due to the unpredictability of weather and other factors, NiSource is continuing its practice of not providing GAAP earnings guidance.

Skaggs noted that details of the company's business and growth strategies were discussed during NiSource's Investor Day on September 29. A replay and copies of the Investor Day presentations are available at www.nisource.com.

Columbia Pipeline Group separation update

On September 28, NiSource announced that its Board of Directors approved, in principle, plans to separate its natural gas pipeline and related businesses into a stand-alone, publicly traded company. The separation would result in two highly focused energy infrastructure companies: NiSource Inc., a fully regulated natural gas and electric utilities company, and Columbia Pipeline Group Inc. (CPG), a pure-play natural gas pipeline, midstream and storage company. Both companies are expected to maintain investment grade credit ratings after the separation, which is expected to occur in mid-2015.

“Our team expects to execute the separation with no adverse impact on our ongoing operations or customer services,” Skaggs said. “As two pure-play, highly focused and well capitalized energy infrastructure companies, both entities will be better positioned to execute on their respective investment strategies and deliver enhanced long-term growth.”

The separation is subject to various conditions, including, among others, NiSource receiving a favorable legal opinion on the tax-free nature of the distribution and final NiSource board approval. NiSource shareholder approval of the transaction is not required.

In addition to the separation, Columbia Pipeline Partners LP (CPPL), a subsidiary of NiSource, filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with the proposed initial public offering of its common units.

Columbia Pipeline Group modernization, growth project inventory tops $12 billion

CPG continues to develop and execute on an extensive inventory of near- and long-term growth, modernization and midstream investment opportunities, many of which are tied to the company’s strategic asset position in the Utica and Marcellus Shale production regions.

CPG expects to invest $12-$15 billion in modernization and growth projects over the next 10 years, with a number of major projects currently in active development. Key execution highlights for CPG include:

•
By the end of the year, CPG will make a filing with the Federal Energy Regulatory Commission to recover costs related to the second year of investments under its long-term system modernization program. The filing, which involves approximately $330 million in facilities placed in service by October 31, 2014, is anticipated to become effective in February 2015. A settlement with the company's customers addresses the initial five years of an expected 10-15 year program that exceeds $4 billion in investment.

•
Just this month, CPG placed into service its West Side Expansion project. This approximately $200 million project, placed in service ahead of schedule and on budget, enabled a portion of Columbia Gulf Transmission’s (Columbia Gulf) system to become fully bi-directional, among other system enhancements. Fully subscribed and anchored by long-term contracts, the project will transport approximately 500,000 dekatherms per day of Marcellus Shale production to Gulf Coast and southeast markets. The approximately $25 million Giles County growth project also was placed in service this month, which supports the conversion of a large end-user’s coal boilers to natural gas. Columbia Gas of Virginia (CGV) also extended its distribution system by approximately four miles to support the customer conversion.

•
In August, CPG confirmed details of its planned $1.75 billion investment in the Leach and Rayne XPress projects. The projects will create a major new pathway for delivering natural gas supplies to market, providing transportation capacity of about 1.5 billion cubic feet per day for Marcellus and Utica Shale gas on the Columbia Gas Transmission (Columbia Transmission) system and about 1 billion cubic feet per day on the Columbia Gulf system. The projects, expected to be placed into service by the end of 2017, include approximately 150 miles of new transmission pipeline and new compression facilities at multiple sites in Ohio and West Virginia.

•
CPG’s WB XPress project also is advancing and expected to clear remaining conditions precedent during the fourth quarter of this year. The approximately $870 million project would transport about 1.3 billion cubic feet of Marcellus Shale production on the Columbia Transmission system to pipeline interconnects and East Coast markets, including access to the Cove Point LNG export terminal. The project is expected to be placed in service during the fourth quarter of 2018.

•
The company is encouraged by customer interest following the recently completed non-binding open season for the Mountaineer XPress project. The project’s scope is currently being refined and discussions with potential shippers regarding capacity commitments are underway. The project would provide further transportation capacity out of the Marcellus and Utica Shale production basins.

•
NiSource Midstream Services (NMS) has started work on its approximately $120 million Washington County Gathering project, which is anchored by a long-term agreement with a subsidiary of Range Resources Corporation. The project will consist of gathering pipelines and compression facilities in western Pennsylvania to transport production into a nearby Columbia Transmission pipeline. The project is expected to be in service in late 2015, with additional expansion expected as gas production grows.

•
NMS also is expanding and optimizing its Big Pine Gathering System to support Marcellus Shale production in Western Pennsylvania. The approximately $65 million investment in facility enhancements, which will add an incremental approximately 175-million-cubic-feet-per-day of system capacity, are expected to begin service in the third quarter of 2015.

NIPSCO advancing its environmental, modernization and transmission projects

During the third quarter, NiSource’s Indiana natural gas and electric business, Northern Indiana Public Service Co. (NIPSCO), continued to make progress on its agenda of system modernization, reliability and environmental improvements. Over the next 20-plus years, NIPSCO expects to invest approximately $10 billion in electric infrastructure projects and approximately $5 billion in natural gas infrastructure projects. Key execution highlights for NIPSCO include:

•
The company began its investments as part of its seven-year natural gas modernization program approved earlier this year by the Indiana Utility Regulatory Commission. This program, initially approved for approximately $710 million, is now expected to reach an investment level of $860 million and complements the in-progress $1.1 billion electric system modernization program.

•
Progress also continued on two major NIPSCO electric transmission projects designed to enhance region-wide system flexibility and reliability. Right-of-way acquisition and permitting are underway for both projects. The Greentown-Reynolds project is a roughly 70-mile, 765-

kilovolt line being constructed in a joint development agreement with Pioneer Transmission, and the Reynolds-Topeka project is a 100-mile, 345-kilovolt line. These projects involve an investment of approximately $500 million for NIPSCO and are anticipated to be in service by the end of 2018.

•
Two remaining flue gas desulfurization (FGD) projects at NIPSCO’s coal-fired electric generating facilities remain on plan. With projected completion dates of year-end 2014 and year-end 2015, the FGD investments are part of more than $850 million in environmental investments, including water quality and emission-control projects recently completed and planned at NIPSCO’s electric generating facilities.

NiSource Gas Distribution executes on infrastructure programs, regulatory agenda

The NiSource Gas Distribution (NGD) companies continue to deliver strong results by investing in their infrastructure replacement and enhancement programs, aligned with complementary regulatory initiatives. Over the next 20-plus years, NiSource’s natural gas utilities expect to invest approximately $20 billion in natural gas growth and modernization projects. Key execution highlights for NGD include:

•
Columbia Gas of Pennsylvania (CPA) is awaiting a ruling by the Pennsylvania Public Utility Commission in its current base rate case. On September 5, the parties to the case jointly submitted a request to approve a settlement that provides for recovery of CPA's investments in its well-established infrastructure modernization program. If the settlement is approved as filed, annual revenues will increase by approximately $33 million. A decision is expected by the end of the year.

•
CGV expects a decision by the first quarter of 2015 on its base rate case filed with the Virginia State Corporation Commission in April. The case seeks to recover costs related to significant capital investments CGV has made to improve its system and accommodate growth, as well as costs incurred related to a number of pipeline safety initiatives designed to improve the safety and reliability of its system. If approved as filed, the case would increase net annual revenues by approximately $25 million.

•
Columbia Gas of Massachusetts (CMA) remains on track to file a priority pipe replacement plan and associated recovery for 2015 replacements with the Massachusetts Department of Public Utilities on October 31, which outlines a sustained system modernization program. Legislation authorizing accelerated recovery of gas infrastructure modernization investments took effect in Massachusetts earlier this year. CMA expects to begin recovery of 2015 planned infrastructure investments made under the program on May 1, 2015.

•
On September 15, the Public Service Commission of Maryland approved a settlement in the Columbia Gas of Maryland (CMD) rate case filed on July 1. The settlement provides CMD an opportunity to earn a fair return on capital investments as part of its ongoing system modernization program. As a result of the settlement, annual revenues increased by approximately $1.1 million, effective September 29, 2014.

“Across our seven regulated utilities - NIPSCO and Columbia Gas - we now expect to invest approximately $30 billion in growth and modernization investments over the next 20-plus years,” Skaggs said. “With complementary customer programs and rate structures in place in all of our jurisdictions, we expect approximately 75 percent of this investment to be revenue producing. These programs are well-established and continue to deliver sustainable value for our customers, shareholders and other key stakeholders.”

Third Quarter 2014 Operating Earnings - Segment Results (non-GAAP)

NiSource's consolidated operating earnings (non-GAAP) for the three months ended September 30, 2014, were $180.3 million, compared to $183.7 million for the same period in 2013. Refer to Schedule 2 for the items included in 2014 and 2013 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource’s business segments for the three months ended September 30, 2014, are discussed below.

Columbia Pipeline Group Operations reported operating earnings of $94.4 million for the three months ended September 30, 2014, compared with operating earnings of $98.7 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $19.4 million primarily due to higher demand margin revenue as a result of growth projects placed into service, increased mineral rights royalty revenue and higher condensate revenue.

Operating expenses, excluding the impact of trackers, increased by $25.2 million primarily due to higher employee and administrative costs, the current period impact of the gain on the sale of storage assets in 2013, higher outside service costs and increased depreciation. These increases were partially offset by a decrease in software data conversion costs. Equity earnings increased by $1.5 million primarily from increased earnings at Millennium Pipeline.

Electric Operations reported operating earnings of $90.2 million for the three months ended September 30, 2014, compared with operating earnings of $90.5 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $11.5 million primarily due to higher industrial and residential margins and increased environmental investment cost recovery.

Operating expenses, excluding the impact of trackers, increased by $11.8 million due primarily to increased employee and administrative costs, higher electric generation costs largely due to maintenance-related outages, and increased storm damage costs.

Gas Distribution Operations reported operating earnings of $1.0 million for the three months ended September 30, 2014, compared with an operating earnings loss of $0.5 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $16.9 million primarily attributable to increases in regulatory and service programs, including the impact of the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program and the new rates at Columbia Gas of Massachusetts.

Operating expenses, excluding the impact of trackers, increased by $15.4 million due primarily to increased employee and administrative costs and higher depreciation as a result of an increase in capital expenditures. These increases were partially offset by lower environmental costs.

Corporate and Other Operations reported an operating earnings loss of $5.3 million for the three months ended September 30, 2014, which is comparable to an operating earnings loss of $5.0 million for the comparable prior period.

Other Items

Interest expense increased by $5.9 million due to the issuance of long-term debt in October 2013 and the expiration of interest rate swaps in July 2014. These increases were partially offset by the maturity of long-term debt in July 2014.

Other, net reflected income of $9.2 million compared to income of $4.7 million in 2013 primarily attributable to current period transmission agreement income.

The effective tax rate of net operating earnings was 43.1 percent compared to 32.6 percent for the same period last year. The increase in the three month effective tax rate is primarily due to a change in the estimated annual effective tax rate during the third quarter of 2014.

Nine Month Period 2014 Operating Earnings - Segment Results (non-GAAP)

NiSource's consolidated operating earnings (non-GAAP) for the nine months ended September 30, 2014, were $908.5 million, compared to $806.3 million for the same period in 2013. Refer to Schedule 2 for the items included in 2014 and 2013 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource's business segments for the nine months ended September 30, 2014, are discussed below.

Columbia Pipeline Group Operations reported operating earnings of $357.0 million for the nine months ended September 30, 2014, compared with operating earnings of $320.8 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $61.3 million primarily due to higher demand margin revenue as a result of growth projects placed into service, increased mineral rights royalty revenue and higher condensate revenue.

Operating expenses, excluding the impact of trackers, increased by $32.4 million primarily due to higher employee and administrative costs, a prior year gain on the sale of storage assets, higher depreciation, increased outside service costs and higher property taxes. These increases were partially offset by gains on conveyances of mineral interests and a decrease in software data conversion costs. Equity earnings increased by $7.3 million primarily from increased earnings at Millennium Pipeline.

Electric Operations reported operating earnings of $224.2 million for the nine months ended September 30, 2014, compared with operating earnings of $214.0 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $41.7 million primarily due to increased industrial margins, higher environmental investment cost recovery, increased revenue as a result of two electric transmission projects authorized by the MISO, and higher off-system sales. These increases were partially offset by a decrease in transmission upgrade revenue.

Operating expenses, excluding the impact of trackers, increased by $31.5 million due primarily to higher employee and administrative costs and increased electric generation costs largely due to maintenance-related outages.

Gas Distribution Operations reported operating earnings of $343.6 million for the nine months ended September 30, 2014, compared with operating earnings of $284.6 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $97.0 million primarily attributable to an increase in regulatory and service programs, including the impact of the rate settlement at Columbia Gas of Pennsylvania and the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program. Additionally, there was increased residential, commercial and industrial usage and higher off-system sales.

Operating expenses, excluding the impact of trackers, increased by $38.0 million due primarily to increased employee and administrative costs, higher depreciation due to an increase in capital expenditures, increased other taxes, higher outside service costs and an increase in uncollectibles. These increases were partially offset by lower environmental costs.

Corporate and Other Operations reported an operating earnings loss of $16.3 million for the nine months ended September 30, 2014, compared to an operating earnings loss of $13.1 million for the comparable prior period.

Other Items

Interest expense increased by $23.5 million due the issuance of long-term debt in April and October 2013, partially offset by the maturity of long-term debt in March 2013 and July 2014.

Other, net reflected income of $21.2 million compared to income of $22.1 million in 2013.

The effective tax rate of net operating earnings was 36.6 percent compared to 34.1 percent for the same period last year.

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements are subject to various risks and uncertainties. Examples of forward-looking statements in this release include statements and expectations regarding future dividends, earnings growth, capital investments, financing needs and plans, credit ratings, investment opportunities and the planned separation of our natural gas pipeline and related businesses. Factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this release include, among other things, the timing to consummate the transactions described herein; the risk that a condition to consummation is not satisfied; disruption to operations as a result of the proposed transactions; the inability of one or more of the businesses to operate independently following the completion of the proposed transactions; the risks and uncertainties that CPPL will not complete its initial public offering; weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource's businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; actual operating experience of NiSource's assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk, and the matters set forth in the "Risk Factors" section in NiSource's 2013 Form 10-K and subsequent NiSource filings of Form 10-Q, many of which are beyond the control of NiSource. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. NiSource expressly disclaims any duty to update any of the forward-looking statements contained in this release.

NiSource Inc.
Consolidated Net Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions, except per share amounts)	2014	2013	2014	2013
Net Revenues
Gas Distribution	$240.4	$255.3	$1,860.1	$1,541.8
Gas Transportation and Storage	381.7	350.1	1,350.3	1,185.1
Electric	437.9	416.4	1,285.0	1,177.0
Other	77.3	61.2	271.0	162.8
Gross Revenues	1,137.3	1,083.0	4,766.4	4,066.7
Cost of Sales (excluding depreciation and amortization)	230.4	243.2	1,663.4	1,268.4
Total Net Revenues	906.9	839.8	3,103.0	2,798.3
Operating Expenses
Operation and maintenance	417.2	384.1	1,195.1	1,115.7
Operation and maintenance - trackers	103.4	84.8	359.8	259.9
Depreciation and amortization	151.8	144.5	448.9	427.7
Depreciation and amortization - trackers	1.2	—	1.9	3.7
Gain on sale of assets	(3.0)	(11.1)	(20.8)	(11.1)
Other taxes	60.0	56.1	189.3	175.4
Other taxes - trackers	8.0	8.2	53.2	46.3
Total Operating Expenses	738.6	666.6	2,227.4	2,017.6
Equity Earnings in Unconsolidated Affiliates	12.0	10.5	32.9	25.6
Operating Earnings	180.3	183.7	908.5	806.3
Other Income (Deductions)
Interest expense, net	(109.6)	(103.7)	(327.8)	(304.3)
Other, net	9.2	4.7	21.2	22.1
Total Other Deductions	(100.4)	(99.0)	(306.6)	(282.2)
Operating Earnings From Continuing Operations
Before Income Taxes	79.9	84.7	601.9	524.1
Income Taxes	34.4	27.6	220.1	178.9
Net Operating Earnings from Continuing Operations	45.5	57.1	381.8	345.2
GAAP Adjustment	(14.0)	(7.6)	(5.4)	(7.3)
GAAP Income from Continuing Operations	$31.5	$49.5	$376.4	$337.9
Basic Net Operating Earnings Per Share from Continuing Operations	$0.14	$0.18	$1.21	$1.11
GAAP Basic Earnings Per Share from Continuing Operations	$0.10	$0.16	$1.19	$1.08
Basic Average Common Shares Outstanding	315.4	312.8	314.9	312.1

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Gas Distribution Operations
(in millions)	2014	2013	2014	2013
Net Revenues
Sales revenues	$412.1	$412.8	$2,575.5	$2,131.4
Less: Cost of gas sold	114.6	131.8	1,294.8	964.7
Net Revenues	297.5	281.0	1,280.7	1,166.7
Operating Expenses
Operation and maintenance	194.8	184.9	565.9	546.2
Operation and maintenance - trackers	14.0	14.2	78.5	68.4
Depreciation and amortization	55.4	51.1	161.7	149.7
Other taxes	24.3	23.1	77.8	71.5
Other taxes - trackers	8.0	8.2	53.2	46.3
Total Operating Expenses	296.5	281.5	937.1	882.1
Operating Earnings (Loss)	$1.0	$(0.5)	$343.6	$284.6
GAAP Adjustment	(0.2)	(4.5)	18.8	(5.5)
GAAP Operating Income (Loss)	$0.8	$(5.0)	$362.4	$279.1

	Three Months Ended September 30,		Nine Months Ended September 30,
Columbia Pipeline Group Operations
(in millions)	2014	2013	2014	2013
Net Revenues
Transportation revenues	$194.0	$176.4	$597.8	$558.9
Storage revenues	49.1	48.6	148.3	147.8
Other revenues	74.5	57.7	260.6	151.2
Total Operating Revenues	317.6	282.7	1,006.7	857.9
Less: Cost of sales	—	0.1	0.2	0.3
Net Revenues	317.6	282.6	1,006.5	857.6
Operating Expenses
Operation and maintenance	111.5	97.9	302.0	272.4
Operation and maintenance - trackers	82.9	67.3	263.2	175.6
Depreciation and amortization	29.2	26.7	87.7	78.9
Gain on sale of assets	(3.0)	(11.1)	(20.8)	(11.1)
Other taxes	14.6	13.6	50.3	46.6
Total Operating Expenses	235.2	194.4	682.4	562.4
Equity Earnings in Unconsolidated Affiliates	12.0	10.5	32.9	25.6
Operating Earnings	$94.4	$98.7	$357.0	$320.8
GAAP Adjustment	—	—	—	0.2
GAAP Operating Income	$94.4	$98.7	$357.0	$321.0

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Electric Operations
(in millions)	2014	2013	2014	2013
Net Revenues
Sales revenues	$438.0	$416.8	$1,286.1	$1,178.2
Less: Cost of sales	147.5	142.2	474.2	408.4
Net Revenues	290.5	274.6	811.9	769.8
Operating Expenses
Operation and maintenance	114.0	103.8	337.1	307.8
Operation and maintenance - trackers	6.5	3.3	18.1	15.9
Depreciation and amortization	61.2	60.6	181.0	180.5
Depreciation and amortization - trackers	1.2	—	1.9	3.7
Other taxes	17.4	16.4	49.6	47.9
Total Operating Expenses	200.3	184.1	587.7	555.8
Operating Earnings	$90.2	$90.5	$224.2	$214.0
GAAP Adjustment	(13.3)	(3.0)	(5.5)	(1.8)
GAAP Operating Income	$76.9	$87.5	$218.7	$212.2

	Three Months Ended September 30,		Nine Months Ended September 30,
Corporate and Other Operations
(in millions)	2014	2013	2014	2013
Operating Loss	$(5.3)	$(5.0)	$(16.3)	$(13.1)
GAAP Adjustment	(9.0)	0.2	(10.7)	0.1
GAAP Operating Loss	$(14.3)	$(4.8)	$(27.0)	$(13.0)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended September 30,		Nine Months Ended September 30,

Gas Distribution Operations	2014	2013	2014	2013
Sales and Transportation (MMDth)
Residential	15.4	15.2	206.9	182.0
Commercial	17.5	16.2	135.0	118.5
Industrial	126.2	120.7	384.7	367.4
Off System	7.1	15.6	35.6	55.7
Other	—	—	(0.1)	0.4
Total	166.2	167.7	762.1	724.0
Weather Adjustment	—	(0.1)	(33.8)	0.6
Sales and Transportation Volumes - Excluding Weather	166.2	167.6	728.3	724.6

Heating Degree Days	100	94	4,092	3,576
Normal Heating Degree Days	85	85	3,576	3,576
% Colder than Normal	18%	11%	14%	—%
Customers
Residential			3,035,401	3,022,289
Commercial			276,923	276,219
Industrial			7,512	7,488
Other			15	22
Total			3,319,851	3,306,018

	Three Months Ended September 30,		Nine Months Ended September 30,

Columbia Pipeline Group Operations	2014	2013	2014	2013
Throughput (MMDth)
Columbia Transmission	160.9	158.4	814.6	790.8
Columbia Gulf	143.0	134.0	473.3	494.0
Crossroads Pipeline	3.2	4.1	12.4	12.4
Intrasegment eliminations	(22.1)	(36.5)	(105.3)	(211.8)
Total	285.0	260.0	1,195.0	1,085.4

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended September 30,		Nine Months Ended September 30,

Electric Operations	2014	2013	2014	2013
Sales (Gigawatt Hours)
Residential	915.2	1,000.5	2,604.6	2,633.7
Commercial	1,031.6	1,066.1	2,932.0	2,929.9
Industrial	2,504.7	2,337.2	7,567.6	6,913.1
Wholesale	161.4	108.6	485.3	664.6
Other	36.4	31.3	104.7	91.5
Total	4,649.3	4,543.7	13,694.2	13,232.8
Weather Adjustment	193.7	44.0	79.3	26.4
Sales Volumes - Excluding Weather	4,843.0	4,587.7	13,773.5	13,259.2

Cooling Degree Days	381	531	657	781
Normal Cooling Degree Days	570	570	799	799
% Colder than Normal	(33)%	(7)%	(18)%	(2)%
Electric Customers
Residential			401,683	401,174
Commercial			54,383	54,267
Industrial			2,364	2,371
Wholesale			751	728
Other			4	6
Total			459,185	458,546

NiSource Inc.
Schedule 1 – Reconciliation of Net Operating Earnings to GAAP

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions, except per share amounts)	2014	2013	2014	2013
Net Operating Earnings from Continuing Operations (Non-GAAP)	$45.5	$57.1	$381.8	$345.2
Items excluded from operating earnings
Net Revenues:
Weather - compared to normal	(13.5)	(3.0)	13.0	(2.9)
Settlement Agreement	—	(3.2)	—	(3.2)
Operating Expenses:
Transaction costs	(8.9)	—	(8.9)	—
Loss on sale of assets and asset impairments	(0.1)	(1.1)	(1.5)	(0.9)
Total items excluded from operating earnings	(22.5)	(7.3)	2.6	(7.0)
Other Deductions:
Tax effect of above items	8.5	2.8	(1.0)	2.8
Income taxes - rate changes	—	(3.1)	(7.0)	(3.1)
Total items excluded from net operating earnings	(14.0)	(7.6)	(5.4)	(7.3)
Reported Income from Continuing Operations - GAAP	$31.5	$49.5	$376.4	$337.9
Basic Average Common Shares Outstanding	315.4	312.8	314.9	312.1
Basic Net Operating Earnings Per Share from Continuing Operations	$0.14	$0.18	$1.21	$1.11
Items excluded from net operating earnings (after-tax)	(0.04)	(0.02)	(0.02)	(0.03)
GAAP Basic Earnings Per Share from Continuing Operations	$0.10	$0.16	$1.19	$1.08

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For the Quarter ended September 30,

2014 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$1.0	$94.4	$90.2	$(5.3)	$180.3
Net Revenues:
Weather - compared to normal	(0.2)	—	(13.3)	—	(13.5)
Total Impact - Net Revenues	(0.2)	—	(13.3)	—	(13.5)
Operating Expenses:
Transaction costs	—	—	—	(8.9)	(8.9)
Loss on sale of assets and asset impairments	—	—	—	(0.1)	(0.1)
Total Impact - Operating Expenses	—	—	—	(9.0)	(9.0)
Total Impact - Operating (Loss) Income	$(0.2)	$—	$(13.3)	$(9.0)	$(22.5)
Operating Income (Loss) - GAAP	$0.8	$94.4	$76.9	$(14.3)	$157.8

2013 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating (Loss) Earnings	$(0.5)	$98.7	$90.5	$(5.0)	$183.7
Net Revenues:
Weather - compared to normal	—	—	(3.0)	—	(3.0)
Settlement Agreement	(3.2)	—	—	—	(3.2)
Total Impact - Net Revenues	(3.2)	—	(3.0)	—	(6.2)
Operating Expenses:
(Loss) Gain on sale of assets and asset impairments	(1.3)	—	—	0.2	(1.1)
Total Impact - Operating Expenses	(1.3)	—	—	0.2	(1.1)
Total Impact - Operating (Loss) Income	$(4.5)	$—	$(3.0)	$0.2	$(7.3)
Operating (Loss) Income - GAAP	$(5.0)	$98.7	$87.5	$(4.8)	$176.4

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For the Nine Months ended September 30,

2014 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$343.6	$357.0	$224.2	$(16.3)	$908.5
Net Revenues:
Weather - compared to normal	18.6	—	(5.6)	—	13.0
Total Impact - Net Revenues	18.6	—	(5.6)	—	13.0
Operating Expenses:
Transaction costs	—	—	—	(8.9)	(8.9)
Gain (Loss) on sale of assets and asset impairments	0.2	—	0.1	(1.8)	(1.5)
Total Impact - Operating Expenses	0.2	—	0.1	(10.7)	(10.4)
Total Impact - Operating Income (Loss)	$18.8	$—	$(5.5)	$(10.7)	$2.6
Operating Income (Loss) - GAAP	$362.4	$357.0	$218.7	$(27.0)	$911.1

2013 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$284.6	$320.8	$214.0	$(13.1)	$806.3
Net Revenues:
Weather - compared to normal	(1.1)	—	(1.8)	—	(2.9)
Settlement Agreement	(3.2)	—	—	—	(3.2)
Total Impact - Net Revenues	(4.3)	—	(1.8)	—	(6.1)
Operating Expenses:
(Loss) Gain on sale of assets and asset impairments	(1.2)	0.2	—	0.1	(0.9)
Total Impact - Operating Expenses	(1.2)	0.2	—	0.1	(0.9)
Total Impact - Operating (Loss) Income	$(5.5)	$0.2	$(1.8)	$0.1	$(7.0)
Operating Income (Loss) - GAAP	$279.1	$321.0	$212.2	$(13.0)	$799.3

NiSource Inc.
Consolidated Income Statements (GAAP)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2014	2013	2014	2013
Net Revenues
Gas Distribution	$240.3	$255.1	$1,878.8	$1,540.6
Gas Transportation and Storage	381.7	346.9	1,350.3	1,181.9
Electric	424.6	413.4	1,279.4	1,175.2
Other	77.3	61.4	271.0	162.8
Gross Revenues	1,123.9	1,076.8	4,779.5	4,060.5
Cost of Sales (excluding depreciation and amortization)	230.5	243.0	1,663.5	1,268.3
Total Net Revenues	893.4	833.8	3,116.0	2,792.2
Operating Expenses
Operation and maintenance	529.5	468.9	1,563.8	1,375.6
Depreciation and amortization	153.0	144.5	450.8	431.4
Gain on sale of assets, net	(2.9)	(9.8)	(19.3)	(10.2)
Other taxes	68.0	64.3	242.5	221.7
Total Operating Expenses	747.6	667.9	2,237.8	2,018.5
Equity Earnings in Unconsolidated Affiliates	12.0	10.5	32.9	25.6
Operating Income	157.8	176.4	911.1	799.3
Other Income (Deductions)
Interest expense, net	(109.6)	(103.7)	(327.8)	(304.3)
Other, net	9.2	4.7	21.2	22.1
Total Other Deductions	(100.4)	(99.0)	(306.6)	(282.2)
Income from Continuing Operations before Income Taxes	57.4	77.4	604.5	517.1
Income Taxes	25.9	27.9	228.1	179.2
Income from Continuing Operations	31.5	49.5	376.4	337.9
(Loss) Income from Discontinued Operations - net of taxes	(0.1)	0.1	(0.6)	7.5
(Loss) Gain on Disposition of Discontinued Operations - net of taxes	—	(1.5)	—	34.9
Net Income	$31.4	$48.1	$375.8	$380.3
Basic Earnings Per Share
Continuing operations	$0.10	$0.16	$1.19	$1.08
Discontinued operations	—	—	—	0.14
Basic Earnings Per Share	$0.10	$0.16	$1.19	$1.22
Diluted Earnings Per Share
Continuing operations	$0.10	$0.16	$1.19	$1.08
Discontinued operations	—	—	—	0.14
Diluted Earnings Per Share	$0.10	$0.16	$1.19	$1.22
Dividends Declared Per Common Share	$0.26	$0.25	$1.02	$0.98
Basic Average Common Shares Outstanding	315.4	312.8	314.9	312.1
Diluted Average Common Shares	316.6	313.8	316.0	313.0

NiSource Inc.
Consolidated Balance Sheets (GAAP)
(unaudited)

(in millions)	September 30, 2014	December 31, 2013
ASSETS
Property, Plant and Equipment
Utility plant	$24,775.7	$23,303.7
Accumulated depreciation and amortization	(9,533.2)	(9,256.5)
Net utility plant	15,242.5	14,047.2
Other property, at cost, less accumulated depreciation	344.0	317.9
Net Property, Plant and Equipment	15,586.5	14,365.1
Investments and Other Assets
Unconsolidated affiliates	443.5	373.7
Other investments	211.7	204.0
Total Investments and Other Assets	655.2	577.7
Current Assets
Cash and cash equivalents	17.7	26.8
Restricted cash	16.0	8.0
Accounts receivable (less reserve of $18.4 and $23.5, respectively)	639.3	1,005.8
Gas inventory	513.0	354.6
Underrecovered gas and fuel costs	54.7	46.4
Materials and supplies, at average cost	106.4	101.2
Electric production fuel, at average cost	48.2	44.6
Exchange gas receivable	80.9	70.6
Regulatory assets	200.1	142.8
Deferred income taxes	231.7	175.3
Prepayments and other	103.6	183.1
Total Current Assets	2,011.6	2,159.2
Other Assets
Regulatory assets	1,440.9	1,522.2
Goodwill	3,666.2	3,666.2
Intangible assets	267.4	275.7
Deferred charges and other	82.3	87.8
Total Other Assets	5,456.8	5,551.9
Total Assets	$23,710.1	$22,653.9

NiSource Inc.
Consolidated Balance Sheets (GAAP) (continued)
(unaudited)

(in millions, except share amounts)	September 30, 2014	December 31, 2013
CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock - $0.01 par value, 400,000,000 shares authorized; 315,597,089 and 313,675,911 shares outstanding, respectively	$3.2	$3.2
Additional paid-in capital	4,764.7	4,690.1
Retained earnings	1,339.9	1,285.5
Accumulated other comprehensive loss	(41.6)	(43.6)
Treasury stock	(58.9)	(48.6)
Total Common Stockholders’ Equity	6,007.3	5,886.6
Long-term debt, excluding amounts due within one year	8,397.4	7,593.2
Total Capitalization	14,404.7	13,479.8
Current Liabilities
Current portion of long-term debt	18.7	542.1
Short-term borrowings	1,311.1	698.7
Accounts payable	427.7	619.0
Dividends payable	82.1	—
Customer deposits and credits	257.1	262.6
Taxes accrued	189.3	254.8
Interest accrued	81.7	136.4
Overrecovered gas and fuel costs	21.2	32.2
Exchange gas payable	143.1	186.4
Deferred revenue	6.5	18.5
Regulatory liabilities	79.9	60.2
Accrued liability for postretirement and postemployment benefits	6.2	6.2
Legal and environmental	15.3	32.3
Other accruals	408.6	329.0
Total Current Liabilities	3,048.5	3,178.4
Other Liabilities and Deferred Credits
Deferred income taxes	3,540.8	3,277.8
Deferred investment tax credits	18.2	20.9
Deferred credits	102.7	91.9
Deferred revenue	20.9	17.1
Accrued liability for postretirement and postemployment benefits	425.6	527.5
Regulatory liabilities	1,675.8	1,669.8
Asset retirement obligations	175.2	174.4
Other noncurrent liabilities	297.7	216.3
Total Other Liabilities and Deferred Credits	6,256.9	5,995.7
Commitments and Contingencies	—	—
Total Capitalization and Liabilities	$23,710.1	$22,653.9

NiSource Inc.
Statements of Consolidated Cash Flows (GAAP)
(unaudited)

Nine Months Ended September 30, (in millions)	2014	2013
Operating Activities
Net Income	$375.8	$380.3
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Depreciation and amortization	450.8	431.4
Net changes in price risk management assets and liabilities	1.9	1.9
Deferred income taxes and investment tax credits	220.8	199.1
Deferred revenue	1.9	1.6
Stock compensation expense and 401(k) profit sharing contribution	54.6	39.7
Gain on sale of assets	(19.3)	(10.2)
Income from unconsolidated affiliates	(32.3)	(25.5)
Gain on disposition of discontinued operations - net of taxes	—	(34.9)
Loss (Income) from discontinued operations - net of taxes	0.6	(7.5)
Amortization of debt related costs	7.5	7.0
AFUDC equity	(15.6)	(12.7)
Distributions of earnings received from equity investees	27.6	19.0
Changes in Assets and Liabilities
Accounts receivable	362.6	318.4
Income tax receivable	2.1	124.6
Inventories	(170.8)	(103.7)
Accounts payable	(218.1)	(177.7)
Customer deposits and credits	70.2	(20.4)
Taxes accrued	(67.7)	(68.0)
Interest accrued	(54.6)	(62.1)
(Under) Overrecovered gas and fuel costs	(19.2)	38.1
Exchange gas receivable/payable	(53.6)	28.1
Other accruals	(29.7)	(36.5)
Prepayments and other current assets	56.1	45.5
Regulatory assets/liabilities	17.1	71.5
Postretirement and postemployment benefits	(102.5)	(95.9)
Deferred credits	13.8	11.1
Deferred charges and other noncurrent assets	1.5	11.8
Other noncurrent liabilities	6.3	(6.3)
Net Operating Activities from Continuing Operations	887.8	1,067.7
Net Operating Activities (used for) from Discontinued Operations	(1.3)	10.9
Net Cash Flows from Operating Activities	886.5	1,078.6
Investing Activities
Capital expenditures	(1,441.7)	(1,297.3)
Insurance recoveries	6.8	6.4
Proceeds from disposition of assets	7.6	17.9
Restricted cash (deposits) withdrawals	(8.1)	28.5
Contributions to equity investees	(63.8)	(77.1)
Other investing activities	(13.0)	(48.4)
Net Investing Activities used for Continuing Operations	(1,512.2)	(1,370.0)
Net Investing Activities from Discontinued Operations	—	118.7
Net Cash Flows used for Investing Activities	(1,512.2)	(1,251.3)
Financing Activities
Issuance of long-term debt	748.4	815.3
Repayments of long-term debt and capital lease obligations	(517.1)	(505.2)
Premiums and other debt related costs	—	(3.2)
Change in short-term borrowings, net	612.4	43.9
Issuance of common stock	22.4	36.1
Acquisition of treasury stock	(10.3)	(8.0)
Dividends paid - common stock	(239.2)	(227.6)
Net Cash Flows from Financing Activities	616.6	151.3
Change in cash and cash equivalents used for continuing operations	(7.8)	(151.0)
Cash contributions (to) from discontinued operations	(1.3)	129.6
Cash and cash equivalents at beginning of period	26.8	36.3
Cash and Cash Equivalents at End of Period	$17.7	$14.9